UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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The following materials were provided to shareholders of Cannae Holdings, Inc. (the “Company”) as part of the Company’s distribution of its annual report.

CANNAE HOLDINGS, INC. ANNUAL REPORT

CANNAE HOLDINGS, INC.

Select Portfolio Highlights

We primarily acquire interests in operating companies and are actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. We are a long-term owner that seeks to secure control and governance rights, and we have no preset time constraints dictating when we sell or dispose of our businesses.

Football Team Ownership

Black Knight Football Club (BKFC) and AFC Bournemouth

BKFC purchased AFC Bournemouth (AFCB) in December 2022, and our team quickly started to improve operations and performance of the club. Thus far, the results have been impressive as the club increased its league position from 15th in the season of purchase to 9th in the 2024/25 season, and revenues have increased 29% over the same period. For the first time, AFCB was named to Sportico's 2025 list of The World's 50 Most Valuable Football Clubs, with a valuation of $630 million, which represents a signficant increase over capital invested in AFCB.

Data Insights

Dun & Bradstreet

Since taking Dun & Bradstreet (D&B) private in 2019, we replaced management, reduced the company's expense structure, and improved their operations, resulting in approximately 40% revenue growth, 60% EBITDA growth, and almost 600 basis points of margin expansion while reducing leverage from 9x to 3.6x. The improved results led to the sale of D&B to Clearlake Capital Group for $7.7 billion in August 2025. Cannae received $630 million from the sale of D&B, and announced its expected usage of $501 million to repurchase $300 million of Cannae shares, $141 million to repay its margin loan, and the remainder for payment of future dividends to shareholders.

Business Efficiency

Alight, Inc.

We continue to work with Alight to transform their business, which we believe will result in an improved valuation for the company and value creation for our shareholders. Over the past year, we advised management on the $1.2 billion sale of its Payroll and Professional Services division, which simplified the remaining business while providing capital for Alight to significantly delever, repurchase shares, and initiate a dividend. We also worked with the company to transition to a new CEO and added four new experienced board members.

Gourmet Flavoring Products

The Watkins Company

In October 2024, Cannae acquired a majority interest in the Watkins Company (Watkins), a 157-year-old flavoring products company known for its premium brand in the fast-growing spices, seasonings, and extracts category, a $6 billion segment in the U.S. food industry. Watkins is the second largest extracts brand and one of the fastest-growing organic spice brands, having consistently increased its market share over the last several years. There remains a significant runway for growth through expanded distribution and additional acquisitions, given the highly fragmented industry.

2024 ANNUAL REPORT

Long-Term Proven Investment Returns

(in billions of dollars)

2.0X Invested Capital

Cumulative Cannae Investment Monetizations[1]


$0.7B
$4.0B
$6.7B
$3.4B
Investment Cost
+
Investment Gains
−
Investment Loss
=
Cumulative Proceeds

Disciplined Approach of Returning Capital to Shareholders

(in millions)

Outstanding Shares as of December 31st


91.7
86.9
76.3
70.4
62.8
51.6
2020
2021
2022
2023
2024
9/30/25

	2021	2022	2023	2024	9/30/25	Total Returned
Return of Capital to Shareholders[2]	$167	$225	$118	$251	$254	**$1,015**
Cumulative Shares Repurchased[3]	5%	17%	24%	35%	48%	
Average Purchase Price	$34.62	$20.95	$19.28	$22.82	$19.29	
Purchase Discount to NAV[4]	28%	44%	45%	32%	31%	

$1.0B Returned

[1] Graphic displays only realized monetization events since 2014, including sales, partial sales, dividends, and distributions
[2] Represents share repurchases and dividends
[3] Relative to May 2021 share count
[4] Percentage discount relative to average NAV

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CANNAE HOLDINGS, INC.

To Our Valued Shareholders,

I am honored to be writing to you for the first time as Cannae's Chief Executive Officer. Before I get started, I would like to thank the Board and Bill Foley for their support. I would also personally like to thank Bill for his mentorship and all that he has provided to Cannae and its portfolio companies. Under Bill's leadership, Cannae created significant value and positioned itself for continued success delivering shareholder returns as a permanent capital vehicle. Bill's role as Vice Chairman of the Board will enable our Management Team to continue to leverage his expertise in driving value at our portfolio companies (particularly in the sports and entertainment and spirits businesses), and his network and experience in strategic investments and M&A to create long-term value for our shareholders.

Cannae's strategy remains simple. We try to buy, improve, and eventually monetize investments to generate returns for our shareholders. We leverage the experiences and know-how of our Board and Management Team as well as the duration and flexible nature of our capital as competitive advantages to create long-term shareholder value. The Board and Management Team remain committed to the execution of three key priorities initiated in February of 2024 to create long-term shareholder value. The pillars of the strategy are: 1) rebalancing our portfolio away from our historical public company investments and redeploying capital in proprietary opportunities with positive cash flows that can deliver outsized returns; 2) returning capital to shareholders through share buybacks and dividends; and 3) improving the operational performance of Cannae's portfolio companies to increase their underlying values. We believe this strategy will enhance the value of our portfolio companies, close the stock price discount to net asset value, and deliver returns to our shareholders.

We have made substantial progress across all three strategic initiatives.

Cannae's Portfolio Transformation

Since 2024, we have raised approximately $1.1 billion of capital through the sales of public shares of our portfolio companies Alight, Dayforce, Dun & Bradstreet (D&B), and Paysafe. These sales have rebalanced our portfolio, resulting in our public company stakes shifting from 70% of our net asset value at the start of February 2024 to 20% at September 2025. This portfolio transition is important for Cannae as it: 1) generates capital that can be used for share buybacks, dividends, and new investments, and 2) through rebalancing our portfolio, we

See Forward-Looking Statements and Risk Factors on the inside back cover

2

2024 ANNUAL REPORT

now provide our investors access to unique and proprietary investment opportunities otherwise unavailable to public market investors.

In August 2025, D&B (Cannae's largest investment) closed its $7.7 billion sale to Clearlake Capital, delivering $630 million in proceeds to Cannae, of which we intend to use at least $501 million of these proceeds for share repurchases, dividends, and debt repayment. In 2024, we sold $470 million of our public portfolio companies Alight, Dayforce, Dun & Bradstreet, and Paysafe. These transactions have provided Cannae with significant capital to execute its strategy.

As part of our portfolio repositioning, we invested in several attractive companies that we believe will deliver our shareholders outsized returns. Since 2024, we invested $423 million in JANA Partners and The Watkins Company, and added to our investment in Black Knight Football Club (BKFC). With the JANA investment, Cannae now owns a 50% equity interest in a premier investment manager that is well positioned for future growth in AUM and cash distributions to its owners. In addition, we are also able to leverage JANA's expertise to source proprietary and differentiated investment opportunities for Cannae. Our stake in The Watkins Company represents an investment in an established 157-year-old business in an attractive consumer products segment with a strong brand and growth potential. With the additional capital in BKFC, Cannae continues to grow a leading global football operator with ownership of AFC Bournemouth (AFCB) in the English Premier League, FC Lorient in France's Ligue 1, Moreirense FC in Primera Liga in Portugal, and Hibernian FC in the Scottish Premiership. We believe the increasing value of sports media rights, team values in top leagues, and our global platform will increase the value of BKFC and deliver returns for our shareholders.

Returning Capital to Shareholders

We continue to aggressively return capital to our shareholders through share buybacks and our dividend, which now totals $505 million of returned capital since the beginning of 2024.

Since 2024, Cannae has bought back $459 million, or 31% of Cannae's outstanding stock. This included $228 million of Cannae shares in 2024, and $232 million in 2025 through September. We expect to repurchase at least an additional $68 million of common stock this year to complete the $300 million of stock repurchases announced in conjunction with the D&B sale. These stock purchases have been conducted at an average discount to net asset value of over 30%, which we believe represents an attractive use of capital. In total, since 2021, we have repurchased approximately $970 million, or 48% of Cannae's total shares outstanding.



"We believe there is significant shareholder upside as we continue to execute our strategic plan and position Cannae as a permanent capital vehicle with proprietary and differentiated investments."

— Ryan R. Caswell, CEO

CANNAE HOLDINGS, INC.

In 2024, Cannae also instituted a dividend to provide shareholders an ongoing return of capital as Cannae executed its long-term strategic plan. In the second quarter of 2025, Cannae increased its quarterly dividend by 25% to $0.15 per share. To date, Cannae has returned $46 million of capital to its shareholders through its dividend.

Working with Portfolio Company Management Teams to Improve Performance

Our Management Team and Board continuously partner with the management teams of our portfolio companies to improve revenues, expand margins, identify and execute strategic transactions, and increase long-term enterprise value. Specific examples include:

- Working with the D&B management team on the sale of the business to Clearlake Capital for $7.7 billion, which enabled Cannae to receive $630 million in proceeds.
- Working with Alight's management team on the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses for approximately $1.2 billion in July 2024. This enabled Alight to reduce its outstanding debt by $740 million, return $75 million to shareholders via share repurchases, and initiate a quarterly dividend program.
- Working with Black Knight Football Club at both the individual team and holding company level. Black Knight's success is evidenced by AFC Bournemouth's performance on and off the pitch since our acquisition. AFCB has seen record player trading profits, increased its league position from 15th in the 2022/23 season to 9th in the 2024/25 season to 4th place currently in the 2025/26 season, and seen revenues increase 29% during that same period. This was recognized by the club's first inclusion in Sportico's annual list of the World's 50 Most Valuable Football Clubs 2025, where AFCB received a valuation of $630 million which represents a significant increase over capital invested in AFCB.

Corporate Structure and Governance Update

Cannae and its board have continually evolved the company's corporate structure and governance with the goal of delivering returns for its shareholders. We have made significant advances since 2024, including:

- Eliminating the Trasimene external manager structure, which significantly reduces future management fees while creating greater alignment with our shareholders. Annual management fees were reduced by 80% and senior management is now paid primarily in Cannae stock, further aligning management and shareholders.
- Enacted succession planning with the appointment of a new independent Chairman of the Board, a new CEO and Bill Foley taking on a new role as Vice Chairman. These changes position the business for long-term success as a permanent capital vehicle.
- Refreshing the Board with three highly qualified new independent directors since 2024, including the additions of Bill Royan and Woody Tyler to our Board on June 1, 2025. Bill and Woody bring strong track records in investment management, having successfully worked at both public pension and private investment funds where they oversaw and managed multi-billion dollar portfolios across a variety of strategies.
- Declassifying the Board, contingent upon the approval by shareholders, at the 2025 annual meeting. If approved, this will result in annual election of directors on a phased-in approach beginning with the class up for election at the 2026 annual meeting.

Conclusion

Our Management Team and Board are proud of our accomplishments and are excited with the opportunities that lie ahead. We remain confident that we have the right strategy to create sustainable long-term shareholder value for Cannae shareholders and believe that the Company is well positioned for 2026 and beyond.

Thank you to all our shareholders for your continued support.

Ryan R. Caswell
Chief Executive Officer

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Management Team Board of Directors Forward-Looking Statements Ryan R. Caswell Douglas K.Ammerman and Risk FactorshiSannual report contains forward-looking Chief Executive Officer Chairman of the Board statements that mvolve a number of risks and Bryan D. Coy Cannae Holdmgs, Inc.Retired Partner uncertainties. Statements that are not historical Chief FinanCial Off1cer facts, includmg statements regarding our KPMG LLP expectations, hopes, beliefs, plans, intentions, PeterT. SadowskiEVP, Chief Lega I Officer William P. Foley, II or strategies regarding the future are forward-Vice Chairman of the Board looking statements. Forward-looking statements Michael L. Gravelle Cannae Holdmgs, Inc. are based on management’s beliefs, as well as EVP, General Counsel and Corporate Secretary assumptions made by, and information currently Hugh R. Harris available to, management, mcluding statements B1’1!ttA. Co rl’1!ia Retired Chief Executive Officer about our buyback program, the impact of our Ch1ef Accounting Officer Lender Processing Services, Inc. act1ons on shareholder value and net asset value, and our ability to implement our plans. BecauseC. Malcolm Holland such statements are based on expectations as Annual Meeting Information Chairman & Chief Executive Officer to future financial and operating results and are The annual meeting of shareholders will be held Veritex Holdmgs, Inc. not statements of fact, actual results may differ on Fnday, December 12,2025, at 10 00 AM (Pacific materia lly from those prOJected Except as required Time) in a virtual meeting format. Shareholders Mark D. Linehan President & Chief Executive Officer by applicable law,we undertake no obligation to who plan to attend our virtual annual meeting update any forward-looking statements, whether Wynmark Company should check the Investors’ page of our website at as a result of new information, future events cannaeholdmgs.com the week of the meetmg for Frank R. Martire or otherwise. The risks and uncerta1nt1es that details on how to participate. Managing Partner forward-looking statements are subject to mclude, Bndgeport Partners but are not lim1ted to: nsks associated with our ANotice of Annual Meeting of Shareholders and capital allocation strategy; risks associated w1th Proxy Statement are furnished to shareholders in Erika Me in ha rdt the use of proceeds received as a result of the advance of the Annual Meeting. Director DNB transaction; risks associated w1th our ability Cannae Holdings, Inc. to successfully operate businesses outside our Common Share Listing Barry B. Moullet traditional areas of focus; changes in general Supply Chain Consultant economic, busmess and political conditions, Our common stock is listed on the New York Stock Board Member including changes 1n the financ1a I markets and Exchange under the symbcl CNNE. cha nges in macroeconomic conditions resulting C1Ci’s Pizza from the outbreak of a pandemic or escalation of Independent Auditors William T. Royan the current conflicts in Ukra me and the Middle East; Founding Partner risks assoc1ated w1th the Investment Company Act Grant Thornton LLPMarkets Infrastructure Partners of1940; risks associated with our potent1al1nability 4695 MacArthur Court, Suite 1600 to fmd suitable acqu1sit1on candidates, accuis1tions Newport Beach, CA 92660 James B. Stallings, Jr.n lines of business that will not necessarily be Deloitte & Touche LLP (2024 & prior) Managing Partner limited to our traditional areas of focus, or difficulties PS27 Ventures, LLC8474 Rozita Lee Ave, Suite 300 in integratmg acquis1t1ons; sigmf1cant compet1t1on Las Vegas, NV 89113 Woodrow Tyler that our operating subsidianes face; and risks Investment Comm1ttee Member assoc1ated with being the subject of a proxy contest Transfer Agent Michigan Health Endowment Fund ThiSletter and report release should be read in Continental Stock Transfer & Trust Frank P. Willey conjunction w1th the riSks detailed 1n the ‘Statement 1State Street, 30th Floor Partner Rega rdmg Forward-Looking Information;’ “Risk New York, NY 10004 Hennelly & Grossfeld LLP Factors;’ and other sections of the Company’s (212) 509-4000 Forms 10-0, Form 10-K, and our other filings with the Investor Relations Securities and Exchange Commission.Publications Solebury Strategic Communications Jam1e Lillis, jlill1s@soleburystrat.com The Company’s Annual Reports on Form 10-Kand Quarterly Reports on Form 10-0 are available on the Cannae Holdmgs, Inc.Investor Relations section of the Company’s webs1te 1701 Village Center Circle at ca nnaeholdings.com. MIXLas Vegas, NV 89134(702) 323-7330 IJ Paper 1 Supporting responsible forestryFSCcan naeholdings.com www.fsc.org Fsce C1321 071701 Village Center Circle CANNAE Las Vegas, NV 89134 HOLDINGS, INC. (833) 856-8534 Toll Free (702) 323-7330 Direct info@cannaeholdings.com cannaeholdtngs.com

1701 Village Center Circle CANNAE Las Vegas, NV 89134 HOLDINGS, INC. (833) 856-8534 Toll Free (702) 323-7330 Direct info@cannaeholdings.com cannaeholdtngs.com